Exhibit 99.1

For Immediate Release	June 11, 2008
Crown Crafts, Inc. Reports Results for Fourth Quarter and Fiscal Year 2008; Provides Revenue
and Earnings Guidance for Fiscal Year 2009
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported net income for the fourth quarter of fiscal year 2008 and for the full fiscal year and provided revenue and earnings guidance for fiscal year 2009.
Historical Results
Net income for fiscal 2008 was $4.4 million, or $0.43 per diluted share, on net sales of $74.9 million compared to net income for fiscal year 2007 of $3.9 million (excluding a gain on refinancing, net of taxes, of $3.7 million), or $0.39 per diluted share, on net sales of $69.2 million.
Net income for the fourth quarter of fiscal year 2008 was $1.6 million, or $0.16 per diluted share, on net sales of $24.0 million compared to net income for the fourth quarter of fiscal year 2007 of $0.7 million, or $0.07 per diluted share, on net sales of $17.2 million, increases of 39% in net sales and 122% in net income.
“Fiscal year 2008 has been a very rewarding year. Net sales increased $5.6 million, or 8.1%, over fiscal year 2007. Much of this increase is related to the acquisition of the baby product line from Springs Global in November 2007, which we are proud to say has proven to be a great strategic addition,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Although the year had its challenges, the Company has met them head on and prospered. Adjusted for non-recurring charges, the Company’s EBITDA (income before interest and taxes plus depreciation and amortization) as a percentage of net sales for the past two years has been the highest it has been in this decade — an impressive 12.0%,” Mr. Chestnut continued.
During the fourth quarter of fiscal year 2008, the Company repurchased 337,439 shares of common stock for approximately $1.2 million, including broker fees, at an average price per share, excluding fees, of $3.59. Year-to-date the Company has repurchased 562,647 shares, or 5.6% of its outstanding common stock, for approximately $2.1 million including broker fees at an average price per share, excluding fees, of $3.66.
FY 2009 Guidance
The Company also provided 2009 revenue, EBITDA and EPS guidance. The Company expects net revenues for fiscal year 2009, which ends March 29, 2009, to be in the range of $90.0 million to $93.0 million. In addition, the Company expects EBITDA for fiscal year 2009 to be in the range of $10.2 million, or 11.3% of net sales, to $10.8 million, or 11.6% of net sales, and diluted earnings per share to be in the range of $0.41 to $0.46.

Conference Call
The Company will host a teleconference today at 3:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions. Interested individuals may join the teleconference by dialing (888) 428-4479. Please refer to confirmation number 921848. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 4:00 p.m. Central Daylight Time on June 11, 2008 through 11:59 p.m. Central Daylight Time on June 18, 2008. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 921848.
Annual Meeting of Stockholders
The Company also announced that its Annual Meeting of Stockholders will be held on August 12, 2008.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Department	(225) 647-9146
or
	Halliburton Investor Relations	(972) 458-8000

CROWN CRAFTS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	March 30,	April 1,	March 30,	April 1,
	2008	2007	2008	2007
Net sales	23,985	17,209	74,887	69,250
Gross profit	5,759	4,071	18,606	18,080
Gross margin	24.0%	23.7%	24.8%	26.1%
Income from operations	3,021	1,763	7,908	8,887
Gain on debt refinancing	—	—	—	4,069
Income before income taxes	2,693	1,439	7,259	11,589
Income tax expense	1,123	882	2,828	3,640
Income from continuing operations after income taxes	1,570	557	4,431	7,949
Loss from discontinued operations – net of income taxes	32	166	(78)	(348)
Net income	1,602	723	4,353	7,601
Basic income per share	$0.16	$0.07	$0.44	$0.78
Diluted income per share	$0.16	$0.07	$0.43	$0.76

Weighted Average Shares Outstanding:

Basic	9,957	9,978	9,888	9,782
Diluted	9,913	10,278	10,165	10,038
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	March 30, 2008	April 1, 2007
Cash and cash equivalents	7,930	33
Accounts receivable, net of allowances	18,278	12,885
Inventories	13,777	7,145
Total current assets	42,597	23,784
Goodwill	22,884	22,884
Intangible assets, net	7,276	617
Total assets	73,477	48,916

Current maturities of long-term debt	2,504	19
Total current liabilities	11,031	5,615
Long-term debt	22,311	5,780
Total non-current liabilities	22,713	6,478

Shareholders’ equity	39,733	36,823
Total liabilities and shareholders’ equity	73,477	48,916

Crown Crafts, Inc. and Subsidiaries
Non-GAAP Reconciliations
Fiscal Years 2008 and 2007 EBITDA Adjusted for Non-Recurring Charges
(In thousands)
Unaudited

	Fiscal Year	Fiscal Year
	2008	2007
Net income	$4,353	$7,601
Gain on refinancing	—	(4,069)
Interest expense	775	1,362
Interest income	(12)	(108)
Taxes on continuing operations	2,828	3,640
Taxes on discontinued operations	(82)	(322)
Depreciation	349	452
Amortization	784	107

EBITDA	8,995	8,663

Net Sales
Net sales from continuing operations	74,887	69,250
Net sales from discontinued operations	52	2,738

Net sales	74,939	71,988

EBITDA as a percentage of net sales	12.0%	12.0%

Projected Fiscal Year 2009 EBITDA
(In thousands)
(Unaudited)

	Low End	High End
	of Range	of Range
Net income	$4,100	$4,600
Interest	1,400	1,200
Taxes	2,700	3,000
Depreciation	300	300
Amortization	1,700	1,700

EBITDA	$10,200	$10,800

The Company uses EBITDA to monitor the Company’s operating and cash flow performance and to evaluate the performance of its businesses. The Company believes that the presentation of EBITDA provides useful information to investors and is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic investments, meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the Company’s financial performance. EBITDA is provided as supplemental information and should be considered in addition to, and not as a substitute for, such GAAP measures as net income, cash flow provided by or used in operating, investing or financing activities, and other measures of financial performance and liquidity reported in accordance with GAAP. In addition, because EBITDA is not a measure determined in accordance with GAAP and can be calculated in varying ways, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.